EXHIBIT 99.1

Monroe Bancorp Announces Intent to Increase Capital

Strategy Provides Most Efficient Vehicle for Supplementing Capital in Challenging Economic Environment

BLOOMINGTON, Ind., April 27, 2009 (GLOBE NEWSWIRE) -- Monroe Bancorp (the "Company") (Nasdaq:MROE), the independent Bloomington-based holding company for Monroe Bank (the "Bank"), announced today that its board of directors, in a move to further strengthen the capital position of the Bank, has voted to significantly reduce its quarterly dividend and to raise at least $10 million of additional capital. The Company also has withdrawn its application to participate in the Treasury Department's Troubled Asset Relief Program (TARP) Capital Purchase Program (CPP).

"After careful consideration of changes that have been made by Congress and the U.S. Treasury Department over the past months, we have concluded participation in the TARP program is not in the best interest of this Bank," commented Mark D. Bradford, President and Chief Executive Officer of Monroe Bancorp and Monroe Bank. "When first announced, the TARP program appeared to be an attractive way for banks to raise capital during this recession. However, the costs of the program, including the market's reaction to the program, have become more apparent over the past few months. Instead of participating in TARP funding, management and the board of directors have determined it is in the best interests of all stakeholders to pursue additional capital by reducing the dividend and offering to sell subordinated debt securities of the Company. These two initiatives will provide additional capital to help us weather today's economic volatility, which will allow us to be in a stronger position for growth when the economy improves."

The Company currently plans to raise at least $10 million of additional capital through the offering of subordinated debt securities. Bradford added, "We are discussing our options with the investment bankers at this time, and expect to begin offering our securities either late in the second quarter or in the third quarter."

Monroe Bank had a total capital to risk-weighted assets ratio of 11.28 percent as of December 31, 2008, which is $7,999,000 more than the amount required to be considered well-capitalized. The Company reported net income of $3,979,000 for the year ended December 31, 2008 and will be announcing earnings of approximately $1.1 million for the first quarter of 2009, when it issues its first quarter results on April 28, 2009.

"The decision to reduce the quarterly dividend from $0.13 per share to $0.01 per share was difficult considering the fact that we have had 21 consecutive years of increased dividends," Bradford added. "However, through analysis of the current economic environment and the economic downturn's impact on the Company's loan customers, taking steps to increase capital, such as reducing the dividend, is the right decision for the Company and its shareholders. This action could preserve approximately $3 million of capital on an annualized basis, and we have determined that preservation of capital is especially critical in today's market conditions. The board of directors will evaluate the status of the dividend each quarter."

The subordinated debt securities referred to in this announcement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sales of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful. This announcement is being issued pursuant to and in accordance with Rule 135 and Rule 135c under the Securities Act.

About Monroe Bancorp

Monroe Bancorp, headquartered in Bloomington, Ind., is an Indiana bank holding company with Monroe Bank as its wholly owned subsidiary. Monroe Bank was established in Bloomington in 1892, and offers a full range of financial, trust and investment services through its locations in Central and South Central Indiana. The Company's common stock is traded on the NASDAQ(r) Global Stock Market under the symbol MROE.

The Monroe Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4316

Forward-Looking Statements

This release contains forward-looking statements about the Company which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This release contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may" or words of similar meaning. These forward-looking statements, by their nature, are subject to risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) changes in competitive pressures among depository institutions; (2) changes in the interest rate environment; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) continued deterioration in general economic conditions, either national or in the markets in which the Company does business; (5) legislative or regulatory changes adversely affecting the business of the Company; (6) changes in real estate values or the real estate markets; (7) the Company's business development efforts in new markets in and around Hendricks and Hamilton Counties;(8) actions of the Federal Reserve Board; (9) changes in accounting principles and interpretations; and (10) actions of the Department of the Treasury and the Federal Deposit Insurance Corporation under the Emergency Economic Stabilization Act of 2008 and the Federal Deposit Insurance Act and other legislative and regulatory actions and reforms. These forward-looking statements speak only as of the date of this press release and Monroe Bancorp undertakes no obligation to update any such forward-looking statement to reflect events or circumstances that occur after the date hereof. Further information on other factors which could affect the financial results of the Company is included in the Company's filings with the Securities and Exchange Commission.

CONTACT:  Monroe Bancorp
          Mark D. Bradford, President and Chief Executive Officer
          (812) 331-3455
          (800) 319-2664
          Fax: (812) 331-3445
          Bradford@monroebank.com
          www.monroebank.com